UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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DARDEN RESTAURANTS, INC.

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NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN HIGHLIGHTS MANY INDUSTRY ANALYSTS THAT ARE SUPPORTIVE OF COMPANY’S ACTIONS TO ENHANCE SHAREHOLDER VALUE

Recommends Darden Shareholders Vote “FOR ALL” on the BLUE Proxy Card Today

ORLANDO, Fla., – September 22, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today issued the following statement in connection with the Company’s 2014 Annual Meeting of Shareholders:

Darden’s leadership is successfully executing an operating plan that we believe will result in exceptional returns for our shareholders and growth for our brands that exceeds industry benchmarks, while still supporting the Company’s current $2.20 per share annual dividend.  We are concerned that replacing the entire Darden Board, as Starboard is seeking to do, would be significantly disruptive and destabilizing to the Company, and would introduce significant risks to shareholder value, particularly given the progress we are making.  Many industry analysts are supportive of the actions we are taking and recognize the positive change underway at Darden.1

Many industry analysts recognize that Darden’s new slate and change in leadership provide the benefits of new perspectives as well as continuity of experience and expertise…

“In our view, DRI’s plan of four existing/four new independent/four Starboard board members represents a good balance between continuity and fresh perspectives.”  (Susquehanna Financial Group, 15-September-2014)

“We believe Darden’s proposed slate represents a prudent approach in that it would yield a group that could bring fresh perspective to DRI while allowing for some continuity that would not be associated with Starboard’s plan to replace the entire board.” (Robert W. Baird, 12-September-2014)

“We expect shareholders will like this plan as it should provide the change agents shareholders are seeking without giving Starboard complete control.” (KeyBanc, 02-September-2014)

“Starboard gets 4 seats (up from 3 prior), along with nomination of 4 new independents & 4 incumbents. We believe a reasonable concession, providing ‘benefits of fresh perspectives and continuity while avoiding risks associated with full board turnover.’”
(Barclays, 02-September-2014)
“We generally view this decision favorably, as the new independent and Starboard board members can bring additional perspective in expanding brand reach, improving operations, or exploring potential real estate transactions.” (Morningstar Equity Research, 02-September-2014)

“we applaud Darden’s Board for making the move to seek new leadership and separate the Chairman and CEO roles as it attempts to restore health and confidence in the company.”
(CLSA Americas, 28-July-2014)

…and also recognize the risk and disruption that could result from removing all of Darden’s directors – and the knowledge and experience they provide – as Starboard has proposed.

“We see risk that the replacement of the entire Board (as proposed by Starboard) and broader management changes could cause distraction/disruption that could impede progress on improving core operating fundamentals.” (Robert W. Baird, 12-September-2014)

“In our view, the disruption is likely to intensify after the October 10th shareholder meeting and vote no matter which side prevails. In our opinion, there is high risk of short‐term disruption that could be damaging to the business.” (Bank of America Merrill Lynch, 12‐September‐2014)

“With 1QF15 complete, attention is now squarely on the upcoming ‘14 Annual Meeting on 10/10. The focus will be board representation, with activist Starboard (8.8% holder) pushing for full board turnover (12 members). We struggle with such drastic change in the midst of a major portfolio transformation, as we are somewhat more conservative in nature, rather believing a hybrid of new and old board members the best approach. This would allow for significant fresh perspective, while maintaining an element of continuity.” (Barclays, 12‐September‐2014)

“In our view, continued pressure from Starboard and other activist investors could disrupt management’s strategic action plans and adds another layer of uncertainty to future free cash flow projections.” (Morningstar Equity Research, 08-July-2014)

“Activists traditionally aren’t geared towards operating companies. Essentially what you now have is a fundamental story where it is all about the turnaround because the sale of Red Lobster is going to move forward in July as planned, and so does Starboard really think that another board or another management team could do it better? I’m not sure. Casual dining has been suffering as a whole.” (Rachel Rothman of Susquehanna Financial Group, CNBC, 20-June-2014)

Many industry analysts are supportive of the actions we are taking to improve performance and recognize the progress we are making…

…executing the Olive Garden® brand renaissance…

“Many of the suggestions [for Olive Garden] put forth by Starboard seem similar to initiatives that are either underway or under evaluation at DRI currently, and we believe that DRI’s access to more detailed internal information means that it is likely moving forward with the initiatives it feels holds the most promise.” (Susquehanna Financial Group, 15-September-2014)

“We are raising our rating on Darden to Outperform from Underperform as we believe intense focus on the restaging of Olive Garden, better visibility into its remodeling effort and the confluence of strategic events, including imminent changes at the C-Suite level, suggest improved performance going forward and merits a change on the stock.” (CLSA Americas, 15-September-2014)

“To what degree do these activists know about running some of these companies…Thank you. Thank you JC Penney activists… I think a more focused company without the anvil around the neck of Red Lobster is capable of doing more things than we thought…I think a progression is what we want to see. I love the way Olive Garden is turning here.”
(Jim Cramer, Squawk on the Street, 12-September-2014)

 “We are maintaining our Buy rating on DRI as we believe change is underway at Olive Garden whether or not activist investor Starboard Value is able to secure a Board majority at the upcoming shareholder meeting. The initial read on the Olive Garden remodel program appears promising and we believe there are considerable operational and cost-cutting opportunities ahead.” (Sterne Agee, 12-September-2014)

“Olive Garden same-restaurant sales trends improved throughout the quarter because of expanded value options across multiple menu tiers, increased online and takeout orders, and the use of tablet devices (which improved add-on sales and table turns), with remodeling efforts potentially becoming a more meaningful catalyst in future quarters.” (Morningstar Equity Research, 12-September-2014)

“Although early, we believe Olive Garden initiatives have the brand on the right track.”
(Piper Jaffray & Co., 02-September-2014)

“Although we remain cautious, we believe fundamental improvement at Olive Garden (~60% of the “New Darden” revenue) can occur slowly with a shift to digital/targeted marketing, reinvestment in food value, and reimaging, all of which appear to be in progress under the new strategic plan.” (RBC Capital Markets 23-June-2014)

“Looking ahead to FY15, management is planning to remodel 75 Olive Garden restaurants in an effort to improve the brand. Management indicated that same-store sales at the ~300 Olive Garden units in need of remodeling are over 200 bps below the system average. We note that historically, when brands in casual dining remodel restaurants, the same-store sales lift tends to be 3.0%-5.0%. Furthermore, management is planning to introduce Ziosk tabletop tablets to its Olive Garden restaurants in FY15. We believe the tablets could help improve the average guest check while eventually reducing the front of the house labor expense.”
(Telsey Advisory Group, 23-June-2014)

“Olive Garden comps have been flat since the end of May (outpacing casual dining industry averages) and suggest that strategic initiatives are gaining traction.”
(Morningstar Equity Research, 20-June-2014)

…developing LongHorn Steakhouse®…

“Longhorn (~22% of revs) performing well. Comps were +2.8%, and operating profits and margins both expanded. This is impressive given beef pressure is driving above-average food cost inflation. (Oppenheimer, 12-September-2014)

“Longhorn posted a healthy +2.4% rise in SSS, which marked the 16th quarter of positive comps of the last 18. Though unit growth will slow somewhat as the Company reassesses its capital plans, we continue to believe the brand has the ability to continue to grow its footprint at a MSD or greater rate and comparable sales at a LSD rate for the foreseeable future.”
(Stephens, 23-June-2014)

“Given what we see as continued strength in the mid-scale steakhouse category, as well as DRI’s efforts to carve out a niche within the category (i.e., flavor innovation), we think comps will trend closer to +3%. So far in June, comps were running at a +3% pace.”
(Miller Tabak + Co., LLC, 20-June-2014)

…building on the solid performance at the Specialty Restaurants, which include Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House®…

“Specialty Restaurant Group possesses significant growth potential…good returns on capital and significant expansion potential for all of the brands (which should help to increase brand awareness and sales volume over time) continues to justify growing this segment at a rate faster than the other brands.” (Robert W. Baird, 12‐September‐2014)

“The SRG piece of the business remains healthy with comps likely in the +LSD territory. Looking forward to the completion of the Red Lobster sale in late July, we see an ability for the SRG concepts to deliver a relatively larger impact to the consolidated business going forward.” (Piper Jaffary & Co., 30-June-2014)

“Specialty Restaurant Group: we anticipate positive business spending and demographic trends contributing to solid comp growth. We argue SRG is well situated to take advantage of positive trends in casual dining and fine dining.” (Miller Tabak + Co., LLC, 20-June-2014)

…optimizing Darden’s cost structure…

“Management has taken steps to strengthen its business model and create shareholder value, including the sale of the Red Lobster to private-equity firm Golden Gate Capital, a ‘brand renaissance’ for Olive has also prioritized operating cost reductions, tying management compensation to same-store sales and profitability metrics, and maintaining its dividend and investment-grade credit rating. Overall, we view these initiatives as sensible and believe they could enhance intangible assets across the company’s brand portfolio while aligning operating costs with peers.” (Morningstar Equity Research, 08-July-2014)

“F14 was a challenging year for Darden, though we believe productive. As we begin F15, from a fundamental perspective, the volatile Red Lobster (RL) has been removed, the anchor Olive Garden (OG) has launched a ‘Brand Renaissance’, and cost optimization is a top priority.” (Barclays Bank PLC, 23-June-2014)

“DRI cost-cutting program still on pace. DRI expects G&A of 5% in F14 and F15, but we suspect Alvarez & Marsal engagement will lead to more G&A cuts. To date, DRI has identified ~$60mln of cost savings, of which $17mln will be realized in F14 and $28mln in F15. We estimate $40mln to $45mln of G&A savings at new DRI, or 65bps to 70bps of lower G&A to be fully realized by F16. We estimate new DRI SG&A of 8.9% in F14 and 8.8% in F15, versus the 5.5% to 8.5% range for casual dining peers.” (Susquehanna Financial Group, LLP, 19-May-2014)

…and modifying Darden’s executive compensation and incentive programs.

“We are also heartened by a clear effort at the top to realign management’s incentive comp with same-store sales growth, perhaps the most important metric by which restaurant performance is measured. […] All in all, we think the new compensation structure is a solid move that should assuage concern about executive priorities and allegiances.” (CLSA Americas, 15-September-2014)

“Senior management’s compensation/incentive programs are being refined to focus on same-store sales growth and the generation of free cash flows. We believe this is positive as incentives should be more aligned with those of shareholders.” (Sterne Agee, 19-December-2013)

“Darden has made the strategic decision to realign management compensation to be more correlated with comp growth and free cash growth, versus sales and EPS growth previously. Comp growth correlation will hold management accountable for near-term performance while free cash flow growth over time will align compensation with the long-term success of the portfolio.” (Barclays, 19-December-2013)

“we applaud management’s recognition of the need for increased brand focus, changes to compensation, and overarching prioritization of FCF return vs. growth in what is now a mature industry” (J.P. Morgan, 20-December-2013)

Darden’s strategic plan is designed to address changed industry and consumer dynamics. Improved performance and value creation are expected to be driven by improved operating results over time, not financial engineering…

“Although some of these [Starboard’s] strategies may help enhance shorter-term returns and aid investor sentiment, we continue to believe the best way to create long-term shareholder value is to strengthen Olive Garden brand fundamentals, as opposed to financially reengineering the company.”  (Robert W. Baird & Co., 12-September-2014)

“we would question the longer-term viability of eliminating some of the guest-facing attributes that help to differentiate the brand. We fear that emphasis on cutting food/labor costs could lead to a more commodity-like offering (an approach that is becoming increasingly common among mature casual dining concepts, which appear to be losing share) and leave Olive Garden vulnerable to competitors that provide a more differentiated customer experience.”
(Robert W. Baird & Co., 12-September-2014)

“Darden’s success is really dependent on Olive Garden’s success.”
(Mark Kalinowski of Janney Montgomery Scott LLC, Orlando Sentinel, 02-July-2014)

“We still believe the path to creating long-term shareholder value lies within DRI’s ability to drive better core operating performance for remaining brands (particularly Olive Garden), as opposed to financially reengineering the company.” (Robert W. Baird & Co., 22-May-2014)

“Despite ongoing challenging fundamentals, we rate shares of Darden Restaurants (DRI) a Buy due to: (1) the attractive dividend yield, and (2) possibilities for unlocking shareholder value – the largest opportunity of which is, in our view, more effective and efficient management of the company’s Olive Garden business.” (Janney Montgomery Scott LLC, 16-May-2014)

…including a break-up or spinning-off or selling Darden’s real-estate.

“While the [Starboard] plan is extremely detailed, at first glance many of Starboard’s assumptions—particularly those around the creation of a REIT—appear aggressive, in our view.”
(RBC Capital Markets, 12-September-14)

“In our conversations with investors, we believe there was growing skepticism that a REIT transaction could truly live up to its value-creation billing. There was meaningful disagreement on key factors, including expected REIT valuation multiples (single tenant risk, non-investment grade tenant and ground lease discounts) and potential breakage costs on DRI’s existing debt.” (Wells Fargo Securities, LLC, 16-May-2014)

“We agree a REIT spin would likely not garner the same multiple as other REITs. We believe the fact that the REIT would be a single-tenant REIT with high alternate use costs and generally unfavorable casual dining dynamics would result in it trading at a discount.”
(Susquehanna Financial Group, 19-March-2014)

“If you spin off [the profitable] Olive Garden, how do you finance growth of the growing concepts?”
(John Gordon of the Pacific Management Consulting Group, New York Post, 23-December-2013)

“We see limited upside specifically from a Darden break-up: Our sum of- the-parts analysis suggests Darden’s stock price has approached fair value following the recent $6.00/share increase, implying that cost cutting largely would offset any dyssynergies from a breakup of the company. We believe other quick upside ideas (e.g., REIT) are less promising since they effectively increase financial leverage and constrain operational flexibility.”
(RBC Capital Markets 07-November-2013)

We urge shareholders to vote ONLY on the BLUE proxy card “FOR ALL” of Darden’s highly qualified, experienced and independent director nominees:  Michael W. Barnes, Gregory L. Burns, Jeffrey H. Fox, Christopher J. Fraleigh, Steve Odland, Michael D. Rose, Maria A. Sastre and Enrique Silva.  Shareholders may vote by mail, phone or internet following the instructions on the BLUE proxy card.

CAUTION: Any vote on the white card is a vote for Starboard’s control slate as it could revoke any previous proxy you submitted using the BLUE proxy card. Only your latest‐dated proxy counts. We urge shareholders – DO NOT SIGN OR RETURN ANY WHITE CARD. SIMPLY DISCARD IT.

Innisfree M&A Incorporated is serving as the Company’s proxy solicitor and can be contacted toll-free at (877) 825-8631.

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

1 Permission to use the following quotations was neither sought nor obtained. Underlines added.